As filed with the Securities and Exchange Commission on June 2, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARMADA HOFFLER PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	46-1214914
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

222 Central Park Avenue, Suite 2100

Virginia Beach, Virginia 23462

(757) 366-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Louis S. Haddad

Armada Hoffler Properties, Inc.

222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462

(757) 366-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Justin R. Salon, Esq.

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW

Suite 6000

Washington, D.C. 20006

(202) 887-1500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
Common Stock, $0.01 par value per share	(3)	(3)
Preferred Stock	(3)	(3)
Depositary Shares	(3)	(3)
Warrants(4)	(3)	(3)
Rights	(3)	(3)
Total			$300,000,000(5)	38,640(6)

(1)	The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined. This registration statement also covers common stock, preferred stock, depositary shares, warrants and rights that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the securities.
(2)	In U.S. dollars or the equivalent thereof for any security denominated in one or more, or units of two or more, foreign currencies or composite currencies based on the exchange rate at the time of sale.
(3)	Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.
(4)	The warrants covered by this registration statement may be warrants for common stock, preferred stock or depositary shares.
(5)	Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act of 1933, as amended. The aggregate maximum offering price of all securities issued under this registration statement will not exceed $300,000,000. No separate consideration will be received for preferred stock or common stock that are issued upon conversion or exchange of preferred stock or depositary shares registered hereunder or for preferred stock distributed upon termination of a deposit arrangement for depositary shares.
(6)	Calculated under Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 2, 2014

PROSPECTUS

$300,000,000

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

We may offer, from time to time, one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	Shares of our common stock, $0.01 par value per share, or our common stock;

•	Shares of our preferred stock, $0.01 par value per share, or our preferred stock;

•	Depositary shares representing our preferred stock, or depositary shares;

•	Warrants to purchase our common stock, preferred stock or depositary shares; and

•	Rights to purchase our common stock.

We refer to our common stock, preferred stock, depositary shares, warrants and rights registered hereunder collectively as the “securities.” We may offer these securities with an aggregate initial public offering price of up to $300,000,000, or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of the offering.

We will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities we are offering. The applicable prospectus supplement also will contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

We may offer the securities directly to investors, through agents designated from time to time by them or us, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” beginning on page 44. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “AHH.” On May 30, 2014, the last reported sale price of our common stock on the NYSE was $9.66. Our corporate offices are located at 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462 and our telephone number is (757) 366-4000.

See “Risk Factors” beginning on page 3 of this prospectus for certain risk factors to consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                 , 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus.

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, which we have referred you to in “Incorporation of Certain Information by Reference” below, before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us” and “our company” refer to Armada Hoffler Properties, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Armada Hoffler, L.P., a Virginia limited partnership, or our Operating Partnership, of which we are the sole general partner.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and the documents incorporated by reference into this prospectus constitute forward-looking statements within the meaning of the federal securities laws, and we intend such statements to be covered by the safe harbor provisions contained therein. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations and funds from operations, our strategic plans and objectives, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our indebtedness as it matures, anticipated capital expenditures (and access to capital) required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to numerous known and unknown risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned not to place undue reliance on forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

•	adverse economic or real estate developments, either nationally or in the markets in which our properties are located;

•	our failure to develop the properties in our identified development pipeline successfully, on the anticipated timeline or at the anticipated costs;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants;

•	bankruptcy or insolvency of a significant tenant or a substantial number of smaller tenants;

•	difficulties in identifying or completing development or acquisition opportunities;

•	our failure to successfully operate developed and acquired properties;

•	our failure to generate income in our general contracting and real estate sources segment in amounts that we anticipate;

•	fluctuations in interest rates and increased operating costs;

•	our failure to obtain necessary outside financing on favorable terms or at all;

•	our inability to extend the maturity of or refinance existing debt or comply with the financial covenants in the agreements that govern our existing debt;

•	financial market fluctuations;

•	risks that affect the general retail environment or the market for office properties or multifamily units;

•	the competitive environment in which we operate;

•	decreased rental rates or increased vacancy rates;

•	conflicts of interests with our officers and directors;

•	lack or insufficient amounts of insurance;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	other factors affecting the real estate industry generally;

•	our failure to qualify and maintain our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes;

•	limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes; and

•	changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs.

For a detailed discussion of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements, see the section entitled “Risk Factors” on page 3 of this prospectus and under Item 1A, “Risk Factors,” beginning on page 12 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in other documents that we may file from time to time in the future with the SEC. Moreover, because we operate in a very competitive and rapidly changing environment, new risk factors are likely to emerge from time to time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements.

OUR COMPANY

We are a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic United States. As of March 31, 2014, our portfolio comprised seven office properties, 15 retail properties and three multifamily properties located in Virginia and North Carolina. As of March 31, 2014, our office and retail operating property portfolios aggregated over 2.0 million net rentable square feet and our multifamily property portfolio comprised 823 apartment units. As of March 31, 2014, we owned 100% of the interests in all of the properties in our portfolio. Substantially all of our assets are held by, and all of our operations are conducted through our Operating Partnership and, as of March 31, 2014, we owned 58.2% of the units of limited partnership interest, or OP Units, in our Operating Partnership.

In addition to the ownership of our operating property portfolio, we develop and build properties for our own account and through joint ventures between us and unaffiliated partners. We also provide general contracting services to third parties. Our construction and development experience includes mid- and high-rise office buildings, retail strip malls and retail power centers, multifamily apartment communities, hotels and conference centers, single- and multi-tenant industrial, distribution and manufacturing facilities, educational, medical and special purpose facilities, government projects, parking garages and mixed-use town centers. Our third-party construction contracts have included signature properties across the Mid-Atlantic region, such as the Inner Harbor East development in Baltimore, Maryland, including the Four Seasons Hotel and Legg Mason office tower, the Mandarin Oriental Hotel in Washington, D.C., and a $50 million proton therapy institute for Hampton University in Hampton, Virginia. Our construction company historically has been ranked among the “Top 400 General Contractors” nationwide by Engineering News Record and has been ranked among the “Top 50 Retail Contractors” by Shopping Center World.

We were formed on October 12, 2012 under the laws of the State of Maryland and are headquartered in Virginia Beach, Virginia. Our principal executive office is located at 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462 in the Armada Hoffler Tower at the Virginia Beach Town Center. In addition, we have construction offices located at 249 Central Park Avenue, Suite 300, Virginia Beach, Virginia 23462 and 720 Aliceanna Street, Suite 320-A, Baltimore, Maryland 21202. The telephone number for our principal executive office is (757) 366-4000. We maintain a website located at www.armadahoffler.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2013. For information regarding how to contact us, see “Where to Find Additional Information.”

RISK FACTORS

You should consider carefully the risk factors incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December  31, 2013, and the other information contained in this prospectus before deciding to invest in our securities.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to contribute the net proceeds from any sale of securities pursuant to this prospectus to our Operating Partnership in exchange for OP Units. Our Operating Partnership will subsequently use the net proceeds from the sale of securities under this prospectus to potentially acquire or develop additional properties and for general corporate purposes, which may include, without limitation, the repayment of outstanding indebtedness, capital expenditures and working capital. Pending the application of the net proceeds from any sale of securities under this prospectus, we intend to invest the net proceeds in interest-bearing accounts, money market accounts and/or interest-bearing securities, in each case, in a manner that is consistent with maintaining our qualification as a REIT.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preference dividends for us (referred to in the table as “The Company”) and our predecessor (referred to in the table as “The Predecessor”), as applicable, for each of the years ended December 31, 2013, 2012, 2011 and 2010 and for the three months ended March 31, 2014. For the purpose of computing the ratio of earnings to combined fixed charges and preference dividends, earnings have been calculated by adding fixed charges, to pre-tax income from continuing operations before minority interests and capitalized interest. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, whether expensed or capitalized, and estimated interest within rental expense. This information below is presented on an unaudited basis.

	The Company		The Predecessor
	Three Months Ended March 31, 2014	Year Ended December 31, 2013(1)	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Ratio of earnings to combined fixed charges and preference dividends(2)	1.7	2.0	1.5	1.2	1.2

(1)	The calculation of earnings and fixed charges reflects the earnings and fixed charges of the Predecessor for the period from January 1, 2013 until immediately prior to the completion of our initial public offering on May 13, 2013 and of our Company for the period thereafter.
(2)	Neither the Company nor the Predecessor had any preferred stock outstanding for the periods presented.

DESCRIPTION OF COMMON STOCK

The following summary of the material terms of our common stock does not purport to be complete. For a complete description, we refer you to the Maryland General Corporation Law, or the MGCL, and to our charter and bylaws. For a more complete understanding of our common stock, we encourage you to read carefully this entire prospectus, as well as our charter and bylaws, each of which is incorporated herein by reference. See “Where To Find Additional Information” for information on how to obtain documents from us, including our charter and bylaws.

General

We are authorized to issue 500,000,000 shares of our common stock, $0.01 par value per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action on the part of our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. As of May 30, 2014, we had 19,240,621 shares of our common stock outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Dividends, Liquidation and Other Rights

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of our common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us; and

•	are entitled to share ratably in the assets of our company legally available for distribution to the holders of our common stock in the event of our liquidation, dissolution or winding up of our affairs.

There are generally no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to our common stock.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Power to Reclassify and Issue Stock

Our board of directors may classify any unissued shares of our preferred stock, and reclassify any unissued shares of our common stock or any previously classified but unissued shares of our preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be then listed or quoted.

Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock

Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for future issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of directors believes it is at present essential for us to qualify as a REIT, among other purposes, our charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter, among other restrictions, prohibits the beneficial or constructive ownership by any person of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock, excluding any shares that are not treated as outstanding for U.S. federal income tax purposes. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from this ownership limit if certain conditions are satisfied. For a fuller description of these restrictions and the constructive ownership rules, see “Restrictions on Ownership and Transfer.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

Although the following summary describes certain provisions of Maryland law and the material provisions of our charter and bylaws, it is not a complete description of our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, or of Maryland law. See “Where To Find Additional Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased by our board of directors, but may not be less than the minimum number required under the MGCL, which is one, or more than fifteen. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder became an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the corporation’s board of directors will be divided into three classes;

•	the affirmative vote of two-thirds of the votes cast in the election of directors generally is required to remove a director;

•	the number of directors may be fixed only by vote of the directors;

•	a vacancy on its board of directors be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

We have elected by a provision in our charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. In addition, without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our board of directors, (2) vest in our board of directors the exclusive power to fix the number of directors and (3) require, unless called by our chairman, our president and chief executive officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting. Our board of directors is not currently classified. In the future, our board of directors may elect, without stockholder approval, to classify our board of directors or elect to be subject to any of the other provisions of Subtitle 8.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our chairman, our president and chief executive officer or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Amendments to our Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain amendments related to the removal of directors and the restrictions on ownership and transfer of our stock and the vote required to amend those provisions (which must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Many of our operating assets are held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Appraisal Rights

Our charter provides that our stockholders generally will not be entitled to exercise statutory appraisal rights.

Dissolution

Our dissolution must be declared advisable by a majority of our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:

•	supermajority vote and cause requirements for removal of directors;

•	requirement that stockholders holding at least a majority of our outstanding common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

•	provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

•	the power of our board of directors, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

•	the power of our board of directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

•	the restrictions on ownership and transfer of our stock; and

•	advance notice requirements for director nominations and stockholder proposals.

Likewise, if the resolution opting out of the business combination provisions of the MGCL was repealed, or the business combination is not approved by our board of directors, or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

Subject to certain exceptions, our charter contains certain ownership limits with respect to our stock. Our charter, among other restrictions, prohibits the beneficial or constructive ownership by any person of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, excluding any shares that are not treated as outstanding for federal income tax purposes. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from this ownership limit if certain conditions are satisfied. For a fuller description of these restrictions and the constructive ownership rules, see “Restrictions on Ownership and Transfer.”

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms of the shares of our preferred stock to which any prospectus supplement may relate. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our charter, the applicable articles supplementary that describes the terms of the related class or series of our preferred stock, and our bylaws, each of which we will make available upon request.

General

Our charter provides that we may issue up to 100,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to increase or decrease the number of authorized shares without stockholder approval. As of May 30, 2014, no shares of our preferred stock were issued and outstanding.

Subject to the limitations prescribed by Maryland law and our charter and bylaws, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or duly authorized committee thereof.

The prospectus supplement relating to the series of preferred stock offered thereby will describe the specific terms of such securities, including:

•	the title and stated value of such preferred stock;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such shares;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for such preferred stock;

•	the provisions for a sinking fund, if any, for such preferred stock;

•	the provisions for redemption, if applicable, of such preferred stock;

•	any listing of such preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which shares of such preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation thereof) and conversion period;

•	a discussion of U.S. federal income tax considerations applicable to such preferred stock;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	in addition to those limitations described herein, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Certain Provisions of Maryland Law and Our Charter and Bylaws

See “Certain Provisions of Maryland Law and Our Charter and Bylaws.”

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of our preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of our preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the shares of preferred stock by us to a preferred share depositary, we will cause such preferred shares depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and the related depositary receipts, as well as our charter, including articles supplementary relating to the applicable class or series of our preferred stock.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the shares of our preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary.

In the event of a distribution other than in cash, the preferred shares depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary, unless the preferred shares depositary determines that it is not feasible to make such distribution, in which case the preferred shares depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any shares of preferred stock converted into other securities.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred shares depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of preferred stock on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred shares depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem shares of our preferred stock held by the preferred shares depositary, the preferred shares depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock so redeemed, provided we shall have paid in full to the preferred shares depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our charter.

From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred shares depositary.

Voting of the Shares of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the applicable shares of our preferred stock are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such shares of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred shares depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder’s depositary shares. The preferred shares depositary will vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred shares depositary in order to enable the preferred shares depositary to do so. The preferred shares depositary will abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred shares depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred shares depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each shares of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred shares depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon the preferred shares depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of our preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred shares depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each related share of our preferred stock shall have been converted into our securities not so represented by depositary shares.

Charges of Preferred Shares Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred shares depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred shares depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred shares depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary. A successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and that meets certain combined capital and surplus requirements.

Miscellaneous

The preferred shares depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred shares depositary with respect to the related preferred shares.

Neither the preferred shares depositary nor we will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the preferred shares depositary under the deposit agreement will be limited to performing our respective duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred shares depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event that the preferred shares depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred shares depositary shall be entitled to act on such claims, requests or instructions received from us.

Restrictions on Ownership

Holders of depositary receipts will be subject to the ownership restrictions of our charter. See “Restrictions on Ownership and Transfer.”

DESCRIPTION OF WARRANTS

We may offer by means of this prospectus warrants for the purchase of any of the securities offered by this prospectus. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein or in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title and issuer of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Restrictions on Ownership

Holders of warrants will be subject to the ownership restrictions of our charter. See “Restrictions on Ownership and Transfer.”

DESCRIPTION OF RIGHTS

We may issue rights to our stockholders for the purchase of shares of our common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the following terms, where applicable, of the rights to be issued,:

•	the date for determining the stockholders entitled to the rights distribution;

•	the aggregate number of shares of common stock purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	any special U.S. federal income tax consequences; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Restrictions on Ownership

Holders of rights will be subject to the ownership restrictions of our charter. See “Restrictions on Ownership and Transfer.”

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In order to qualify as a REIT under the Code our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of directors believes it is at present essential for us to qualify as a REIT, among other purposes, our charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, or the ownership limit.

Our charter also prohibits any person from:

•	beneficially owning shares of our capital stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);

•	transferring shares of our capital stock to the extent that such transfer would result in our shares of capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);

•	beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

•	beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code including, but not limited to, as a result of any hotel management companies failing to qualify as an “eligible independent contractor” under the REIT rules.

Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for that person. The person seeking an exemption must provide to our board of directors any representations, covenants and undertakings that our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may not grant an exemption to any person if that exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such guidelines or restrictions as it deems appropriate in connection with granting such exemption. In connection with granting a waiver of the ownership limit or creating an exempted holder limit or at any other time, our board of directors from time to time may increase or decrease the ownership limit, subject to certain exceptions.

Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such guidelines or restrictions as it deems appropriate in connection with granting such exemption. In connection with granting a waiver of the ownership limit or creating an exempted holder limit or at any other time, our board of directors from time to time may increase or decrease the ownership limit, subject to certain exceptions.

Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be null and void. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in a violation will be null and void, and the proposed transferee shall acquire no rights in those shares.

Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Every owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with information that we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a prospective investor, may consider relevant in connection with the acquisition, ownership and disposition of our common stock and our election to be taxed as a REIT. The material U.S. federal income tax considerations that you may consider relevant in connection with the acquisition, ownership and disposition of our preferred stock, depositary shares, warrants and rights will be discussed in the applicable prospectus supplement. As used in this section, the terms “we” and “our” refer solely to Armada Hoffler Properties, Inc. and not to our subsidiaries and affiliates, which have not elected to be taxed as REITs for U.S. federal income tax purposes.

This discussion does not exhaust all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does this discussion address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed below under “—Taxation of Tax-Exempt Stockholders”), financial institutions, broker-dealers, persons subject to the alternative minimum tax, persons holding our stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “—Taxation of Non-U.S. Stockholders”) and other persons subject to special tax rules. Moreover, this summary assumes that our stockholders hold our common stock as a “capital asset” for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current U.S. federal income tax laws, including the Code, the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the U.S. federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We were organized on October 12, 2012 as a Maryland corporation. We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2013 upon the filing of our U.S. federal income tax return for such year. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner. However, no assurances can be provided regarding our qualification as a REIT because such qualification depends on our ability to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which will depend, in part, on our operating results.

The sections of the Code relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.

In connection with the filing of this registration statement, Morrison & Foerster LLP has rendered an opinion that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ended December 31, 2013, and our current and proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2014 and thereafter. Investors should be aware that Morrison & Foerster LLP’s opinion is based on the U.S. federal income tax laws governing qualification as a REIT as of the date of such opinion, which is subject to change, possibly on a retroactive basis, is not binding on the IRS or any court, and speaks only as of the date issued. In addition, Morrison & Foerster LLP’s opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. Moreover, our continued qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve, among other things, the percentage of our gross income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership and the percentage of our earnings that we distribute. Morrison & Foerster LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Morrison & Foerster LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “—Failure to Qualify as a REIT” below.

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders because we will be entitled to a deduction for dividends that we pay. Such tax treatment avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. In general, income generated by a REIT is taxed only at the stockholder level if such income is distributed by the REIT to its stockholders. However, we will be subject to U.S. federal income tax in the following circumstances:

•	We will be subject to U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to corporate “alternative minimum tax.”

•	We will be subject to tax, at the highest U.S. federal corporate income tax rate, on net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and other non-qualifying income from foreclosure property.

•	We will be subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless maintain our qualification as a REIT because we meet certain other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “—Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the IRS, and (3) we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary, or TRS, that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest U.S. federal corporate income tax rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax generally is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	The earnings of our subsidiary entities that are C corporations, including TRSs, will be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We also could be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

A REIT is a corporation, trust or association that satisfies each of the following requirements:

(1)	It is managed by one or more trustees or directors;

(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial interest;

(3)	It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code, i.e., the REIT provisions;

(4)	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws;

(5)	At least 100 persons are beneficial owners of its stock or ownership shares or certificates (determined without reference to any rules of attribution);

(6)	Not more than 50% in value of its outstanding stock or shares of beneficial interest are owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year;

(7)	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and

(9)	It meets certain other requirements described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.

We must satisfy requirements 1 through 4, and 8 during our entire taxable year and must satisfy requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with certain requirements for ascertaining the beneficial ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6. Our charter provides for restrictions regarding the ownership and transfer of our stock. We believe that we will issue sufficient stock with enough diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended, among other things, to assist us in satisfying requirements 5 and 6 described above. These restrictions, however, may not ensure that we will be able to satisfy such share ownership requirements in all cases. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate. For purposes of requirement 8, we have adopted December 31 as our year end for U.S. federal income tax purposes, and thereby satisfy this requirement.

Qualified REIT Subsidiaries. A “qualified REIT subsidiary” generally is a corporation, all of the stock of which is owned, directly or indirectly, by a REIT and that is not treated as a TRS. A corporation that is a “qualified REIT subsidiary” is treated as a division of the REIT that owns, directly or indirectly, all of its stock and not as a separate entity for U.S. federal income tax purposes. Thus, all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT that directly or indirectly owns the qualified REIT subsidiary. Consequently, in applying the REIT requirements described herein, the separate existence of any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, as determined under U.S. federal income tax laws, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. We own various direct and indirect interests in entities that are classified as partnerships and limited liability companies for state law purposes. Nevertheless, many of these entities currently are not treated as entities separate from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as our assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.

An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of gross income of our Operating Partnership and any other partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as our assets and items of gross income for purposes of applying the various REIT qualification tests. For purposes of the 10% value test

(described in “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the entity.

Taxable REIT Subsidiaries. A REIT is permitted to own, directly or indirectly, up to 100% of the stock of one or more TRSs. The subsidiary and the REIT generally must jointly elect to treat the subsidiary as a TRS. However, a corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities is automatically treated as a TRS without an election.

Unlike a qualified REIT subsidiary, the separate existence of a TRS is not ignored for U.S. federal income tax purposes and a TRS is a fully taxable corporation subject to U.S. federal corporate income tax on its earnings. We will not be treated as holding the assets of any TRS or as receiving the income earned by any TRS. Rather, we will treat the stock issued by any TRS as an asset and will treat any distributions paid to us from any TRS as income. This treatment may affect our compliance with the gross income test and asset tests.

Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a TRS to its parent REIT and impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Dividends paid to us from a TRS, if any, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders and may affect our compliance with the gross income tests and asset tests.

A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or the disposition of property held for sale to customers. See “—Gross Income Tests—Rents from Real Property” and “—Gross Income Tests—Prohibited Transactions.”

Gross Income Tests

We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year generally must consist of the following:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property; and

•	income derived from the temporary investment of new capital attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we receive such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these.

Cancellation of indebtedness income and gross income from a sale of property that we hold primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from “hedging transactions,” as defined in “—Hedging

Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to us.

Rents from Real Property. Rent that we receive for the use of our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

First, the rent must not be based in whole or in part on the income or profits of any person. However, participating rent will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages generally:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

In compliance with the rules above, we intend to set and accept rents which are fixed dollar amounts with an annual percentage increase, if any, after a certain fixed number of years based on either a fixed percentage or the “consumer price index”, and not to any extent determined by reference to any person’s income or profits.

Second, we generally must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a “related-party tenant.” The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. Because the constructive ownership rules are broad and it is not possible to monitor direct and indirect transfers of our stock continually, no assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified).

Under an exception to the related-party tenant rule, rent that we receive from a TRS lessee will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRS lessees and related-party tenants, and (2) the amount paid by the TRS lessee to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

Third, we must not furnish or render noncustomary services, other than a de minimis amount of noncustomary services, to the tenants of our properties other than through (i) an independent contractor from whom we do not derive or receive any income or (ii) a TRS. However, we generally may provide services directly to our tenants to the extent that such services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of noncustomary services to the tenants of a property, other than through an independent contractor from whom we do not derive or receive any income or a TRS, as long as the income attributable to the services (valued at not less than 150% of the direct cost of performing such services) does not exceed 1% of our gross income from the related property. If the rent from a lease does not qualify as “rents from real property” because we furnish noncustomary services having a value in excess of 1% of our gross income from the related property to the tenants of the property, other than through a qualifying independent contractor or a TRS, none of the rent from the property will qualify as “rents from real property.” We have not performed, and do not intend to provide any noncustomary services to our tenants unless such services are provided through independent contractors from whom we do not derive or receive any income or TRSs.

Fourth, rent attributable to any personal property leased in connection with a lease of real property will not qualify as “rents from real property” if the rent attributable to such personal property exceeds 15% of the total rent received under the lease. If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. We do not and do not intend to lease significant amounts of personal property pursuant to our leases.

Fifth, the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. We intend to enter into leases that will be treated as true leases.

We believe rents received under our leases generally qualify as “rents from real property” and any income attributable to noncustomary services or personal property will not jeopardize our ability to maintain our qualification as a REIT. However, there can be no assurance that the IRS would not challenge our conclusions, or that a court would agree with our conclusions. If such a challenge were successful, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Interest. Interest income constitutes qualifying income for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property or on an interest in real property. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

We may provide mortgage loans. Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. In general, under applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan determined as of the date we agreed to acquire or originate the loan then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. We anticipate that the interest on our mortgage loans generally would be treated as qualifying income for purposes of the 75% gross income test.

Certain mezzanine loans are secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We anticipate that any mezzanine loans that we originate typically may not meet all of the requirements for reliance on this safe harbor. Nevertheless, if we invest in mezzanine loans, we intend to do so in a manner that will enable us to satisfy the gross income tests and asset tests.

Dividends. Our share of any dividends received from any corporation or entity treated as a corporation for federal income tax purposes (including any taxable REIT subsidiary, but excluding any REIT or qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests. Any dividends received by us from a qualified REIT subsidiary will be excluded from gross income for purposes of the 75% and 95% gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Net income derived from such prohibited transactions is excluded from gross income for purposes of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances that exist from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate capital expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale do not exceed 30% of the selling price of the property;

•	either (1) during the year in question, the REIT did not make more than seven property sales other than sales of foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven property sales (excluding sales of foreclosure property) during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the foregoing safe-harbor. However, we cannot assure you that we will be able to comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may hold and dispose of certain properties through a TRS if we conclude that the sale or other disposition of such property may not fall within the safe-harbor provisions. The 100% prohibited transactions tax will not apply to gains from the sale of property by a TRS, although such income will be taxed to the TRS at U.S. federal corporate income tax rates.

Foreclosure Property. We generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Gross income from foreclosure property will qualify under the 75% and 95% gross income tests.

Hedging Transactions. From time to time, we or our subsidiaries may enter into hedging transactions with respect to one or more of our or our subsidiaries’ assets or liabilities. Our or our subsidiaries’ hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our subsidiaries’ trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that is excluded from gross income or qualifies for purposes of either or both of the gross income tests.

Failure to Satisfy Gross Income Tests. We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet the applicable test is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income with the IRS in accordance with the Treasury Regulations.

We cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, under the “75% asset test,” at least 75% of the value of our total assets generally must consist of:

•	cash or cash items, including certain receivables and shares in certain money market funds;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock or shares of beneficial interest in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, under the “5% asset test,” of our assets that are not qualifying assets for purposes of the 75% asset test described above, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, of our assets that are not qualifying assets for purposes of the 75% asset test described above, we may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term “securities” also does not include: certain “straight debt” securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which we are an owner to the extent of our proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

We believe that the assets that we hold satisfy the foregoing asset test requirements. We will not obtain, nor are we required to obtain under the U.S. federal income tax laws, independent appraisals to support our conclusions as to the value of our assets and securities or the real estate collateral for the mortgage or mezzanine loans that we may originate. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Failure to Satisfy Asset Tests. We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. Nevertheless, if we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet point immediately above, we still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, we will not lose our REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset causing the failure with the IRS, (3) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and (4) we pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

Each taxable year, we must make distributions, other than capital gain dividend distributions and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and excluding any net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November, or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. In both instances, these distributions relate to our prior taxable year for purposes of the annual distribution requirement to the extent of our earnings and profits for such prior taxable year.

We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to our stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from prior years,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed.

We may elect to retain and pay U.S. federal income tax on the net long-term capital gain that we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirement and to minimize U.S. federal corporate income tax and avoid the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain from an entity taxed as a partnership for U.S. federal income tax purposes in which we own an interest that is attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to make distributions to our stockholders that are sufficient to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income or even to meet the annual distribution requirement. In such a situation, we may need to borrow funds or issue additional stock or, if possible, pay dividends consisting, in whole or in part, of our stock or debt securities.

In order for distributions to be counted as satisfying the annual distribution requirement applicable to REITs and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based on the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to maintain our qualification as a REIT. To avoid paying monetary penalties, we must demand, on an annual basis, information from certain of our stockholders designed to disclose the actual ownership of our outstanding stock, and we must maintain a list of those persons failing or refusing to comply with such demand as part of our records. A stockholder that fails or refuses to comply with such demand is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. We intend to comply with these recordkeeping requirements.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions available under the Code for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we were to fail to maintain our qualification as a REIT in any taxable year, and no relief provision applied, we would be subject to U.S. federal income tax on our taxable income at U.S. federal corporate income tax rates and any applicable alternative minimum tax. In calculating our taxable income for a year in which we failed to maintain our qualification as a REIT, we would not be able to deduct amounts distributed to our stockholders, and we would not be required to distribute any amounts to our stockholders for that year. Unless we qualified for relief under the statutory relief provisions described in the preceding paragraph, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to maintain our qualification as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

For purposes of our discussion, the term “U.S. stockholder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “partnership”) holds our common stock, the U.S. federal income tax treatment of an owner of the partnership generally will depend on the status of the owner and the activities of the partnership. Partnerships and their owners should consult their tax advisors regarding the consequences of the ownership and disposition of our common stock by the partnership.

Distributions. If we qualify as a REIT, distributions made out of our current and accumulated earnings and profits that we do not designate as capital gain dividends will be ordinary dividend income to taxable U.S. stockholders. A corporate U.S. stockholder will not qualify for the dividends-received deduction generally available to corporations. Our ordinary dividends also generally will not qualify for the preferential long-term capital gain tax rate applicable to “qualified dividends” unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by us from non-REIT corporations, such as any TRSs, or (ii) income recognized by us and on which we have paid U.S. federal corporate income tax. We do not expect a meaningful portion of our ordinary dividends to be eligible for taxation as qualified dividends.

Any distribution we declare in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any of those months and is attributable to our current and accumulated earnings and profits for such year will be treated as paid by us and received by the U.S. stockholder on December 31 of that year, provided that we actually pay the distribution during January of the following calendar year.

Distributions to a U.S. stockholder which we designate as capital gain dividends generally will be treated as long-term capital gain, without regard to the period for which the U.S. stockholder has held our stock. A corporate U.S. stockholder may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay U.S. federal corporate income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to our stockholders, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the U.S. federal corporate income tax we paid. The U.S. stockholder would increase its basis in our common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the U.S. federal corporate income tax we paid.

A U.S. stockholder will not incur U.S. federal income tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the U.S. stockholder’s adjusted basis in our common stock. Instead, the distribution will reduce the U.S. stockholder’s adjusted basis in our common stock. The excess of any distribution to a U.S. stockholder over both its share of our current and accumulated earnings and profits and its adjusted basis will be treated as capital gain and long-term capital gain if the stock has been held for more than one year.

U.S. stockholders may not include in their individual federal income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that taxable year that constitute ordinary income, return of capital and capital gain.

Dispositions. In general, a U.S. stockholder will recognize gain or loss on the sale or other taxable disposition of our stock in an amount equal to the difference between (i) the sum of the fair market value of any property and the amount of cash received in such disposition and (ii) the U.S. stockholder’s adjusted tax basis in such stock. A U.S. stockholder’s adjusted tax basis in our stock generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of undistributed net capital gains deemed distributed to the U.S. stockholder over the federal corporate income tax deemed paid by the U.S. stockholder on such gains and reduced by any returns of capital. Such gain or loss generally will be long-term capital gain or loss if the U.S. stockholder has held such stock for more than one year and short-term capital gain or loss otherwise. However, a U.S. stockholder must treat any loss on a sale or exchange of our common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes on a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition. Capital losses generally are available only to offset capital gains of the stockholder except in the case of individuals, who may offset up to $3,000 of ordinary income each year.

Other Considerations. U.S. stockholders may not include in their individual U.S. federal income tax returns any of our net operating losses or capital losses. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses” against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations.

Tax Rates. The maximum U.S. federal income tax rate on ordinary income and short-term capital gains applicable to U.S. stockholders that are taxed at individual rates currently is 39.6%, and the maximum U.S. federal income tax rate on long-term capital gains applicable to U.S. stockholders that are taxed at individual rates currently is 20%. However, the maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally will designate whether a distribution that we designate as a capital gain dividend (and any retained capital gain that we are deemed to distribute) is attributable to the sale or exchange of “section 1250 property.”

Additional Medicare Tax. Certain U.S. stockholders, including individuals, estates and trusts, will be subject to an additional 3.8% tax, which, for individuals, applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts, or “qualified trusts,” and individual retirement accounts and annuities, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their “unrelated business taxable income,” or UBTI. Amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of our common stock with debt, a portion of the distribution that it received from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

Finally, in certain circumstances, a qualified trust that owns more than 10% of the value of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income that we derive from unrelated trades or businesses, determined as if we were a qualified trust, divided by our total gross income for the year in which we pay the dividends. Such rule applies to a qualified trust holding more than 10% of the value of our stock only if:

•	we are classified as a “pension-held REIT”; and

•	the amount of gross income that we derive from unrelated trades or businesses for the year in which we pay the dividends, determined as if we were a qualified trust, is at least 5% of our total gross income for such year.

We will be classified as a “pension-held REIT” if:

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the qualified trust to be treated as holding our stock in proportion to their actuarial interests in the qualified trust; and

•	either:

•	one qualified trust owns more than 25% of the value of our stock; or

•	a group of qualified trusts, of which each qualified trust holds more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock.

As a result of limitations included in our charter on the transfer and ownership of our stock, we do not expect to be classified as a “pension-held REIT,” and, therefore, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because shares of our common stock are publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

For purposes of our discussion, the term “non-U.S. stockholder” means a beneficial owner of our common stock that is not a U.S. stockholder, an entity or arrangement taxed as a partnership for U.S. federal income tax purposes or a tax-exempt stockholder. The rules governing U.S. federal income taxation of non-U.S. stockholders, including nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, are complex. This section is only a summary of certain of those rules.

We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on the acquisition, ownership and disposition of our common stock, including any reporting requirements.

Distributions. Distributions to a non-U.S. stockholder (i) out of our current and accumulated earnings and profits, (ii) not attributable to gain from our sale or exchange of a “United States real property interest,” or a USRPI, and (iii) not designated by us as a capital gain dividend will be subject to a withholding tax at a rate of 30% unless:

•	a lower treaty rate applies and the non-U.S. stockholder submits an IRS Form W-8BEN or W-8BEN-E, as applicable (or any applicable successor form), to us evidencing eligibility for that reduced rate; or

•	the non-U.S. stockholder submits an IRS Form W-8ECI (or any applicable successor form) to us claiming that the distribution is income effectively connected to a U.S. trade or business of such stockholder.

A non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business in the same manner as a U.S. stockholder. In addition, a corporate non-U.S. stockholder may be subject to a 30% branch profits tax with respect to any such distribution.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such excess does not exceed such non-U.S. stockholder’s adjusted basis in our common stock. Instead, the excess portion of such distribution will reduce the non-U.S. stockholder’s adjusted basis in our common stock. The excess of a distribution over both our current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted basis in our common stock will be taxed, if at all, as gain from the sale or disposition of our common stock. See “—Dispositions” below. Under FIRPTA (discussed below), we may be required to withhold 10% of the portion of any distribution that exceeds our current and accumulated earnings and profits.

Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we may withhold tax at a rate of 30% (or such lower rate as may be provided under an applicable tax treaty) on the entire amount of any distribution. A non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, distributions attributable to capital gains from the sale or exchange by us of USRPIs are treated like income effectively connected with the conduct of a U.S. trade or business, generally are subject to U.S. federal income taxation in the same manner and at the same rates applicable to U.S. stockholders and, with respect to corporate non-U.S. stockholders, may be subject to a 30% branch profits tax. However, these distributions will not be subject to tax under FIRPTA, and will instead be taxed in the same manner as distributions described above, if:

•	the distribution is made with respect to a class of shares regularly traded on an established securities market in the United States; and

•	the non-U.S. stockholder does not own more than 5% of such class at any time during the year within which the distribution is received.

If our common stock is not regularly traded on an established securities market in the United States or if a non-U.S. stockholder owned more than 5% of our outstanding common stock any time during the one-year period preceding the distribution, capital gain distributions to such non-U.S. stockholder attributable to our sales of USRPIs would be subject to tax under FIRPTA. We are required to withhold 35% of any distribution to a non-U.S. stockholder owning more than 5% of the relevant class of shares that could be designated by us as a capital gain dividend. Any amount so withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.

Although not free from doubt, amounts we designate as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

Dispositions. Non-U.S. stockholders may incur tax under FIRPTA with respect to gain recognized on a disposition of our common stock unless one of the applicable exceptions described below applies. Any gain subject to tax under FIRPTA generally will be taxed in the same manner as it would be in the hands of U.S. stockholders, except that corporate non-U.S. stockholders also may be subject to a 30% branch profits tax. In addition, the purchaser of such common stock could be required to withhold 10% of the purchase price for such stock and remit such amount to the IRS.

Non-U.S. stockholders generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock as long as, at all times during a specified testing period, we are “domestically controlled,” i.e., non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that we will be domestically controlled. In addition, even if we are not domestically controlled, if our common stock is “regularly traded” on an established securities market, a non-U.S. stockholder that owned, actually or constructively, 5% or less of our outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of our common stock. Accordingly, provided our common stock is “regularly traded” on an established securities market, a non-U.S. stockholder that has not owned more than 5% of our common stock at any time during the five-year period prior to such sale will not incur tax under FIRPTA on gain from a sale of our common stock.

A non-U.S. stockholder generally will incur tax on gain from a disposition of our common stock not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-U.S. stockholder generally will incur a 30% tax on its capital gains.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions that we pay during each calendar year, and the amount of tax that we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding (at a rate of 28%) with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that such non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or W-8ECI (or any applicable successor form), or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a “U.S. person” that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption of our common stock that occurs outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that demonstrates that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition of our stock by a non-U.S. stockholder made by or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

FATCA

The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. FATCA generally imposes a U.S. federal withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, our stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that is treated as having an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. If we determine withholding is appropriate in respect of our common stock, we may withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. However, under delayed effective dates provided for in the Treasury Regulations and other IRS guidance, such required withholding will not begin until July 1, 2014 with respect to dividends on our common stock, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is required under FATCA on a payment related to our common stock, holders of our common stock that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). You should consult your own tax advisor regarding the effect of FATCA on an investment in our common stock.

Tax Aspects of Our Investments in Our Operating Partnership and Other Subsidiary Partnerships

The following discussion summarizes the material U.S. federal income tax considerations that are applicable to our direct and indirect investments in our subsidiaries that are taxed as partnerships for U.S. federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as the “Partnerships.” The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.

Classification as Partnerships

We are required to include in our income our distributive share of each Partnership’s income and allowed to deduct our distributive share of each Partnership’s losses but only if such Partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association treated as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations”; and

•	is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners may elect to be classified either as an association treated as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes. Our Operating Partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association treated as a corporation.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, or the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. If any Partnership does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such Partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that any Partnership is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a Partnership were treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain statutory relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a Partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Annual Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to us, and we would be treated as a stockholder for U.S. federal income tax purposes. Consequently, such Partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our distributive share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution that is less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations. Although an agreement among the owners of an entity taxed as a partnership for U.S. federal income tax purposes generally will determine the allocation of income and losses among the owners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the “partners’ interests in the partnership,” which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the owners with respect to such item.

Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property contributed to an entity taxed as a partnership for U.S. federal income tax purposes in exchange for an interest in such entity must be allocated for U.S. federal income tax purposes in a manner such that the contributing owner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution (the “704(c) Allocations”). The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at that time, referred to as a book-tax difference.

A book-tax difference attributable to depreciable property generally is decreased on an annual basis as a result of the allocation of depreciation deductions to the contributing owner for book purposes, but not for tax purposes. The Treasury Regulations require entities taxed as partnerships for U.S. federal income tax purposes to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outline several reasonable allocation methods.

Any gain or loss recognized by a partnership on the disposition of contributed properties generally will be allocated first to the partners of the partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes, as adjusted to take into account reductions in book-tax differences described in the previous paragraph. Any remaining gain or loss recognized by the partnership on the disposition of the contributed properties generally will be allocated among the partners in accordance with their partnership agreement unless such allocations and agreement do not satisfy the requirements of applicable Treasury Regulations, in which case such allocation will be made in accordance with the “partners’ interests in the partnership.”

Under the “traditional method,” as well as certain other reasonable methods available to us, built-in gain or loss with respect to our depreciable properties (i) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than for economic purposes and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic gain allocated to us as a result of such sale, with a corresponding tax benefit to the contributing partners.

Basis in Partnership Interest. Our adjusted tax basis in any Partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the Partnership;

•	increased by our distributive share of the Partnership’s income (including tax-exempt income) and any increase in our allocable share of indebtedness of the Partnership; and

•	reduced, but not below zero, by our distributive share of the Partnership’s loss (including any non-deductible items), the amount of cash and the basis of property distributed to us, and any reduction in our allocable share of indebtedness of the Partnership.

Loss allocated to us in excess of our basis in a Partnership interest will not be taken into account for U.S. federal income tax purposes until we again have basis sufficient to absorb the loss. A reduction of our allocable share of Partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis in the Partnership interest. Distributions, including constructive distributions, in excess of the basis of our Partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long- term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Our share of any Partnership’s gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. See “—Gross Income Tests.”

Possible Legislative or Other Actions Affecting Tax Consequences

Prospective stockholders should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations of these laws could adversely affect the tax consequences of your investment.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF ARMADA HOFFLER, L.P.

The following summarizes the material terms of the agreement of limited partnership of our Operating Partnership, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where To Find Additional Information.”

Management

We are the sole general partner of our Operating Partnership, a Virginia limited partnership. We conduct substantially all of our operations and make substantially all of our investments through our Operating Partnership. Pursuant to the partnership agreement, we, as the general partner, have full, complete and exclusive responsibility and discretion in the management and control of our Operating Partnership, including the ability to cause our Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, to make distributions to partners and to cause changes in our Operating Partnership’s business activities.

Transferability of Interests

Holders of OP Units may not transfer their units without our consent, as general partner of our Operating Partnership. We may not engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction that results in a change in control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or our subsidiaries);

•	as a result of such transaction, all limited partners (other than our company or our subsidiaries) will receive, or have the right to receive, for each common unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our shares of common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common stock, each holder of OP Units (other than those held by our company or our subsidiaries) shall be given the option to exchange its OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than our company or our subsidiaries) receive for each common unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property received in the transaction by a holder of one of our shares of common stock.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than OP Units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for OP Units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement, including those of the general partner, and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may, as the general partner, (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner, and (ii) engage in a transaction required by law or by the rules of any national securities exchange or OTC interdealer quotation system on which our common stock is listed.

We, as the general partner, without the consent of the limited partners, may (i) merge or consolidate our Operating Partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (ii) sell all or substantially all of the assets of our Operating Partnership in a transaction pursuant to which the limited partners (other than us or any of our subsidiaries) receive consideration as set forth above.

Capital Contributions

We will contribute, directly, to our Operating Partnership substantially all of the net proceeds of any offering made pursuant to this prospectus and any accompanying prospectus supplement as a capital contribution in exchange for OP Units. The partnership agreement provides that if our Operating Partnership requires additional funds at any time in excess of funds available to our Operating Partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of common or preferred equity securities as additional capital to our Operating Partnership. If we contribute additional capital to our Operating Partnership, we will receive additional common or preferred units, as applicable, and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to our Operating Partnership, the general partner will revalue the property of our Operating Partnership to its fair market value (as determined by us, as the general partner) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us, as the general partner) on the date of the revaluation. Our Operating Partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from our Operating Partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, limited partners, other than us, will receive redemption rights, which will enable them to cause our Operating Partnership to redeem their OP Units in exchange for cash or, at our option, as the general partner of our Operating Partnership, for shares of our common stock on a one-for-one basis, commencing one year from the date of issuance of such units. Redemptions will generally occur only on the first day of each calendar quarter. Limited partners must submit an irrevocable notice to our Operating Partnership of the intention to be redeemed no fewer than 60 days prior to the redemption date, and each limited partner must submit for redemption at least 1,000 OP Units or, if such limited partner holds fewer than 1,000 OP Units, all the OP Units owned by such limited partner. The number of shares of our common stock issuable upon redemption of OP Units held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of common stock in excess of the stock ownership limit in our charter;

•	result in our being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, our Operating Partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management company failing to qualify as an eligible independent contractor under the Code; or

•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock or OP Units for purposes of complying with the registration provisions of the Securities Act.

We, as the general partner, may, in our sole and absolute discretion, waive any of these restrictions.

The partnership agreement requires that our Operating Partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

Partnership Expenses

In addition to the administrative and operating costs and expenses incurred by our Operating Partnership, our Operating Partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with any repurchase by us of any securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;

•	all administrative costs and expenses, including salaries and other payments to directors, officers or employees;

•	all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing compensation to our employees;

•	all expenses incurred by us relating to any issuance or redemption of OP Units; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our Operating Partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties that, in the future, may be owned by us directly rather than by our Operating Partnership or its subsidiaries.

General Partner Duties

Our directors and officers have duties under applicable Maryland law to oversee our management in a manner consistent with our best interests. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties to manage our Operating Partnership in a manner beneficial to our Operating Partnership and its partners. Our duties, as general partner to our Operating Partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to us. The partnership agreement provides that in the event of a conflict between the interests of our stockholders, on the one hand, and the limited partners of our Operating Partnership, on the other hand, we, as general partner, will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that so long as we own a controlling interest in our Operating Partnership, any such conflict that we, in our sole and absolute discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders and we shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

Distributions

The partnership agreement provides that our Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our Operating Partnership’s property in connection with the liquidation of our Operating Partnership) at such time and in such amounts as determined by the general partner in its sole discretion, to us and the other limited partners in accordance with their respective percentage interests in our Operating Partnership.

Upon liquidation of our Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

LTIP units are a class of OP Units and, if issued, will receive the same quarterly per-unit profit distributions as the other outstanding units in our Operating Partnership. We have no current plan to issue any LTIP units. LTIP units, if issued, will not have full parity with other outstanding units with respect to liquidating distributions. Generally, under the terms of the LTIP units, if issued, our Operating Partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the last revaluation of our Operating Partnership assets until such event will be allocated first to the LTIP unit holders to equalize the capital accounts of such holders with the capital accounts of holders of our other outstanding OP Units. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other holders of our OP Units, the LTIP units will achieve full parity with our other OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached and subject to certain further conditions, vested LTIP units may be converted into an equal number of OP Units at any time, and thereafter enjoy all the rights of such units, including redemption rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by our Operating Partnership for allocating items with respect to (i) the difference between our predecessor’s adjusted tax basis in our portfolio and the proceeds of the offering that we will contribute to our Operating Partnership in exchange for OP Units and (ii) contributed property acquired for OP Units for which fair market value differs from the adjusted tax basis at the time of contribution. Any such election shall be binding on all partners. Upon the occurrence of certain specified events, our Operating Partnership will revalue its assets and any net increase in valuation will be allocated first to any LTIP units to equalize the capital accounts of such holders with the capital accounts of the holders of the other outstanding OP Units.

Registration Rights

We have granted those persons with a direct or indirect interest in the property entities who received OP Units in the formation transactions related to our initial public offering certain registration rights with respect to the shares of our common stock that may be issued to them in connection with the exercise of the redemption rights under the partnership agreement.

Subject to certain further conditions as set forth in our Operating Partnership’s partnership agreement, we will be obligated to file a shelf registration statement covering the issuance and resale of common stock received by limited partners upon redemption of their OP Units. In furtherance of such registration rights, we have also agreed as follows:

•	to use our commercially reasonable efforts to have the registration statement declared effective;

•	to furnish to limited partners redeeming their OP Units for our shares of common stock prospectuses, supplements, amendments, and such other documents reasonably requested by them;

•	to register or qualify such shares under the securities or blue sky laws of such jurisdictions within the United States as required by law;

•	to list shares of our common stock issued pursuant to the exercise of redemption rights on any securities exchange or national market system upon which our shares of common stock are then listed; and

•	to indemnify limited partners exercising redemption rights against all losses caused by any untrue statement of a material fact contained in the registration statement, preliminary prospectus or prospectus or caused by any omission to state a material fact required to be stated or necessary to make the statements therein not misleading, except insofar as such losses are caused by any untrue statement or omission based upon information furnished to us by such limited partners.

As a condition to our obligations with respect to the registration rights of limited partners, each limited partner has agreed:

•	that no limited partner will offer or sell shares of our common stock that are issued upon redemption of their OP Units until such shares have been included in an effective registration statement;

•	that, if we determine in good faith that registration of shares for resale would require the disclosure of important information that we have a business purpose for preserving as confidential, the registration rights of each limited partner will be suspended until we notify such limited partners that suspension of their registration rights is no longer necessary (so long as we do not suspend their rights for more than 180 days in any 12-month period);

•	that if we propose an underwritten public offering, each limited partner will agree not to effect any offer, sale or distribution of our shares during the period commencing on the tenth day prior to the expected effective date of a registration statement filed with respect to the public offering or commencement date of a proposed offering and ending on the date specified by the managing underwriter for such offering; and

•	to indemnify us and each of our officers, directors and controlling persons against all losses caused by any untrue statement or omission contained in (or omitted from) any registration statement based upon information furnished to us by such limited partner.

Subject to certain exceptions, our Operating Partnership will pay all expenses in connection with the exercise of registration rights under our Operating Partnership’s partnership agreement.

Amendments of the Partnership Agreement

We, as the general partner, without the consent of the limited partners, may amend the partnership agreement in any respect; provided that the following amendments require the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries):

•	any amendment affecting the operation of the conversion factor (for holders of LTIP units) or the redemption right (except as otherwise provided in the partnership agreement) in a manner that adversely affects the limited partners in any material respect;

•	any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them under the partnership agreement, other than with respect to the issuance of additional OP Units pursuant to the partnership agreement;

•	any amendment that would alter our Operating Partnership’s allocations of profit and loss to the limited partners, other than with respect to the issuance of additional OP Units pursuant to the partnership agreement; or

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions to our Operating Partnership.

Indemnification and Limitation of Liability

The limited partners of our Operating Partnership expressly acknowledge that we, as the general partner of our Operating Partnership, are acting for the benefit of our Operating Partnership, the limited partners (including us) and our stockholders collectively and that we are under no obligation to consider the separate interests of the limited partners (including, without limitation, the tax consequences to some or all of the limited partners) in deciding whether to cause our Operating Partnership to take, or decline to take, any actions. The partnership agreement provides that in the event of a conflict between the interests of our stockholders on the one hand, and the limited partners of our Operating Partnership on the other hand, we, as the general partner, will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners, provided however, that so long as we own a controlling interest in our Operating Partnership, any such conflict that we, as the general partner, in our sole and absolute discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders, and we will not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

To the extent permitted by applicable law, the partnership agreement provides for the indemnification of the general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our Operating Partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a court of competent jurisdiction that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, we, as the general partner of our Operating Partnership, and our officers, directors, agents or employees, will not be liable for monetary damages to our Operating Partnership or the limited partners for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission so long as any such party acted in good faith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term

Our Operating Partnership will continue indefinitely or until sooner dissolved upon:

•	the bankruptcy, dissolution, removal or withdrawal of us as the general partner (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all OP Units (other than those held by us, if any) unless we decide to continue the partnership by the admission of one or more limited partners; or

•	an election by us in our capacity as the general partner.

Tax Matters

Our partnership agreement provides that we, as the sole general partner of our Operating Partnership, are the tax matters partner of our Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of our Operating Partnership.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the securities offered pursuant to this prospectus to or through one or more underwriters or dealers, or we may sell the securities to investors directly or through agents. Any such underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell the securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

The securities offered pursuant to this prospectus, including our common stock, may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange, quotation system or over-the-counter market rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the securities offered hereby. It is anticipated that the maximum compensation to be received in any particular offering of securities will be less than this amount.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in an accompanying prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

If indicated in an accompanying prospectus supplement, we may authorize underwriters or other agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Our common stock is listed on the NYSE under the symbol “AHH.” Any securities that we issue, other than our common stock, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for us by Morrison & Foerster LLP.

EXPERTS

The consolidated financial statements of Armada Hoffler Properties, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2013 (including the schedule appearing therein) have been audited by Ernst and Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Armada Hoffler Properties, Inc. for the three month periods ended March 31, 2014 and 2013, respectively, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 15, 2014, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst  & Young LLP within meaning of Sections 7 and 11 of the Securities Act.

WHERE TO FIND ADDITIONAL INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the securities that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement of which this prospectus forms a part, including the exhibits and schedules to the registration statement, and the reports, statements or other information we file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0300. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We maintain a website at http://www.armadahoffler.com. You should not consider information on our website to be part of this prospectus.

Our securities are listed on the NYSE and all material filed by us with the NYSE can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 15, 2014;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2014; and

•	our Registration Statement on Form 8-A, filed with the SEC on May 3, 2013, which incorporates by reference the description of our common stock from our Registration Statement on Form S-11 (Reg. No. 333-187513), and all reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings by contacting Armada Hoffler Properties, Inc. as described below, or by contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing, by telephone or via the Internet at:

Armada Hoffler Properties, Inc.

222 Central Park Avenue, Suite 2100

Virginia Beach, Virginia 23462

(757) 366-4000

Website: http://www.armadahoffler.com

THE INFORMATION CONTAINED ON, OR ACCESSIBLE THROUGH, OUR WEBSITE IS NOT INCORPORATED INTO AND DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee and FINRA filing fee are estimated. The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder.

SEC Registration Fee		$38,640
FINRA Filing Fee		45,500
Accountant’s Fees and Expenses		*
Legal Fees and Expenses		*
Printing Expenses		*
Miscellaneous		*

TOTAL	$	*

*	These fees and expenses are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on June 2, 2014.

ARMADA HOFFLER PROPERTIES, INC.

By:	/s/ Louis S. Haddad
Louis S. Haddad
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Louis S. Haddad or Michael P. O’Hara and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Daniel A. Hoffler Daniel A. Hoffler	Executive Chairman and Director	June 2, 2014

/s/ A. Russell Kirk A. Russell Kirk	Vice Chairman and Director	June 2, 2014

/s/ Louis S. Haddad Louis S. Haddad	President, Chief Executive Officer and Director (principal executive officer)	June 2, 2014

/s/ Michael P. O’Hara Michael P. O’Hara	Chief Financial Officer (principal financial officer and principal accounting officer)	June 2, 2014

/s/ George F. Allen George F. Allen	Director	June 2, 2014

/s/ James A. Carroll James A. Carroll	Director	June 2, 2014

/s/ James C. Cherry James C. Cherry	Director	June 2, 2014

/s/ Joseph W. Prueher Joseph W. Prueher	Director	June 2, 2014

/s/ John W. Snow John W. Snow	Director	June 2, 2014

EXHIBIT INDEX

Exhibit No.		Description

1.1	*	Form of Underwriting Agreement

4.1	**	Articles of Amendment and Restatement of Armada Hoffler Properties, Inc.

4.2		Amended and Restated Bylaws of Armada Hoffler Properties, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11/A, filed on April 26, 2013)

4.3		Form of Certificate of Common Stock of Armada Hoffler Properties, Inc. (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-11/A, filed on May 2, 2013)

4.4		First Amended and Restated Agreement of Limited Partnership of Armada Hoffler, L.P. (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2013)

4.5		Amendment No. 1, dated as of March 19, 2014, to the First Amended and Restated Agreement of Limited Partnership of Armada Hoffler, L.P. (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on May 15, 2014)

4.6	*	Form of Deposit Agreement for Depositary Shares

4.7	*	Form of Equity Warrant Agreement

4.8	*	Form of Rights Agreement

5.1	**	Opinion of Morrison & Foerster LLP regarding the legality of the securities being registered

8.1	**	Opinion of Morrison & Foerster LLP regarding certain tax matters

12.1	**	Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends

15.1	**	Acknowledgment of Ernst & Young LLP

23.1	**	Consent of Ernst & Young LLP

23.2	**	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.3	**	Consent of Morrison & Foerster LLP (included in Exhibit 8.1)

24.1	**	Powers of Attorney (included on signature page)

*	To be filed by amendment or incorporated by reference in connection with the offering of specific securities.
**	Filed herewith.